EXHIBIT 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

I, Harold E. Miller, Jr., the senior officer in charge of servicing of Franklin Capital Corporation (“FCC”), the Servicer under the servicing agreement among Franklin Auto Trust 2008-A, as Issuer, Franklin Receivables LLC, as Depositor, Franklin Capital Corporation, as Servicer, and Franklin Resources, Inc., as Representative, (the “servicing agreement”) relating to Franklin Auto Trust 2008-A (the “trust”), certify that:

(a)	A review of FCC’s servicing activities during the period covered by the trust’s report on Form 10-K for the fiscal year ended September 30, 2008 (the “Reporting Period”) and of FCC’s performance under the servicing agreement has been made under my supervision.

(b)	To the best of my knowledge, based on such review, FCC has fulfilled all of its servicing obligations under the servicing agreement in all material respects throughout the Reporting Period; except that there were instances in which FCC was in material noncompliance with the servicing agreement in the following respect: in certain cases, information provided in certain reports to investors was not calculated in accordance with the terms specified in the transaction agreements. FCC has corrected its calculation and reporting procedures for the validation of the calculations in reports to investors and FCC believes that these additional controls and procedures are effective.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of December, 2008.

Sincerely,

/s/ Harold E. Miller, Jr.
HAROLD E. MILLER, JR.
President & Chief Executive Officer
(Senior officer in charge of the servicing function)